Exhibit 99.1

CELGENE CORPORATION AND AGIOS PHARMACEUTICALS ANNOUNCE GLOBAL STRATEGIC COLLABORATION TO ADVANCE UNIQUE SCIENCE OF
CANCER METABOLISM

–—Partnership leverages transformational science at Agios and translational capabilities of Celgene to target areas of significant unmet medical need—

SUMMIT, N.J. & CAMBRIDGE, Mass.—April 15, 2010—(BUSINESS WIRE)— Celgene Corporation (NASDAQ: CELG) and Agios Pharmaceuticals Inc., a privately-held biotechnology company, today announced the formation of a global strategic collaboration focused on targeting cancer metabolism. The goal of the collaboration is to discover, develop, and deliver novel disease-altering therapies in oncology based on the transformational science of Agios’ innovative cancer metabolism research platform. This platform is based on the concept that targeting key metabolic enzymes unique to rapidly proliferating cancer cells can “starve” the cancer.

Under the terms of the agreement, Agios will receive a $130 million upfront payment, including an equity investment. In return, Celgene receives an initial period of exclusivity during which it has the option to develop any drugs resulting from the Agios cancer metabolism research platform. In addition, Celgene may extend this exclusivity period through additional funding. If successful, Agios would receive substantial regulatory, clinical and commercial milestones.

“Agios’ approach is unique and groundbreaking. We look for early opportunities in the IDH1 and PKM2 programs and see exceptional value in new targets Agios is uniquely positioned to prosecute,” said Thomas Daniel, M.D., President of Research for Celgene. “We believe the strategic alliance with Agios can expand our deep and diverse pipeline of innovative programs focused on changing treatment paradigms in serious and debilitating diseases.”

Agios will lead discovery and early translational development for all cancer metabolism programs. Celgene has an exclusive option to license any resulting clinical candidates at the end of Phase I, and will lead and fund global development and commercialization of licensed programs. On each program, Agios may receive up to $120 million in milestones as well as royalties on sales, and may also participate in the development and commercialization of certain products in the US.

“We are thrilled to establish this alliance with Celgene, a pre-eminent global biopharmaceutical company, that shares our passion and commitment to discovering breakthrough medicines that may improve the lives of cancer patients worldwide,” said David Schenkein, M.D., Chief Executive Officer of Agios. “This transformational alliance provides Agios with the long-term resources and flexibility to extend our leadership position in the cancer metabolism field and to advance our capabilities and programs as an integrated, independent company.”

About Cancer Metabolism
Cancer metabolism is a new and exciting field of biology that provides an innovative approach to treating cancer. Cancer cell metabolism is marked by profound changes in nutrient requirements and usage to ensure cell proliferation and survival. Research in the field has demonstrated that cancer cells become addicted to certain fuel sources and metabolic pathways. Identifying and disrupting certain enzymes in these metabolic pathways provides a powerful intervention point for discovery and development of cancer therapeutics.

About Agios Pharmaceuticals
Agios Pharmaceuticals, a private, independent biopharmaceutical company, is dedicated to the discovery and development of novel therapeutics in the emerging field of cancer metabolism. To support and drive these efforts, Agios has built a robust platform integrating biology, metabolomics, biochemistry and informatics to enable target and biomarker identification.

To date, Agios has put in place a world-class scientific team, built the largest research laboratory dedicated to cancer metabolism and created an emerging compound development pipeline of novel cancer therapeutics. The Company’s founders and scientific advisors represent the core thought leaders in the field of cancer metabolism, responsible for key advances, insights and discoveries in the field. Agios Pharmaceuticals is located in Cambridge, Massachusetts. The company is financed by Third Rock, Flagship, ARCH Venture Partners. For more information, please visit the company’s website at www.agios.com.

About Celgene
Celgene Corporation is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

Forward-Looking Statements

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.

Contact:
Celgene Corporation

David W. Gryska, 908-673-9059
Senior Vice President and
Chief Financial Officer
or

Tim Smith, 908-673-9951
Director
Investor Relations

Agios Pharmaceuticals
Yates Public Relations
Kathryn Morris
845-635-9828